Exhibit 99.1

ORACLE AMERICA, INC. (FORMERLY KNOWN AS SUN MICROSYSTEMS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in millions, except per share amounts)

	Three Months Ended
	September 27, 2009	September 28, 2008*
Net revenues:
Products	$1,187	$1,764
Services	1,056	1,226

Total net revenues	2,243	2,990
Cost of sales:
Cost of sales-products	695	1,143
Cost of sales-services	575	646

Total cost of sales	1,270	1,789

Gross margin	973	1,201
Operating expenses:
Research and development	354	423
Selling, general and administrative	668	920
Restructuring charges	45	63
Impairment of goodwill and intangible assets	6	1,445

Total operating expenses	1,073	2,851

Operating loss	(100)	(1,650)
Gain (loss) on equity investments, net	(2)	8
Interest and other expense, net	(11)	(18)

Loss before income taxes	(113)	(1,660)
Provision for income taxes	7	21

Net loss	$(120)	$(1,681)

Net loss per common share-basic	$(0.16)	$(2.24)

Net loss per common share-diluted	$(0.16)	$(2.24)

Shares used in the calculation of net loss per common share-basic	753	749

Shares used in the calculation of net loss per common share-diluted	753	749

*	As adjusted for the adoption of new accounting standards. See Note 7.

ORACLE AMERICA, INC. (FORMERLY KNOWN AS SUN MICROSYSTEMS, INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except for par value)

	September 27, 2009	June 30, 2009*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,757	$1,876
Short-term marketable debt securities	624	981
Accounts receivable (net of bad debt reserves of $64 and $71)	1,743	2,258
Inventories	559	566
Deferred and prepaid tax assets	198	188
Prepaid expenses and other current assets, net	948	995

Total current assets	5,829	6,864

Property, plant and equipment (net of accumulated depreciation of $2,712 and $2,768)	1,556	1,616
Long-term marketable debt securities	171	204
Goodwill	1,745	1,743
Other acquisition-related intangible assets, net	211	269
Other non-current assets, net	554	536

	$10,066	$11,232

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$825	$1,027
Accrued payroll-related liabilities	538	573
Accrued liabilities and other	850	983
Deferred revenues	2,152	2,341
Warranty reserve	125	143
Current portion of long-term debt	—	554

Total current liabilities	4,490	5,621

Long-term debt	589	581
Long-term deferred revenues	643	635
Other non-current obligations	960	976
Stockholders’ equity:
Preferred stock ($0.001 par value, 10 shares authorized; no shares issued and outstanding)	—	—
Common stock and additional paid-in-capital ($0.001 par value, 1,800 shares authorized; issued: 901 shares and 901 shares)	7,787	7,746
Treasury stock, at cost: (147 shares and 149 shares)	(2,527)	(2,569)
Accumulated deficit	(2,273)	(2,105)
Accumulated other comprehensive income	397	347

Total stockholders’ equity	3,384	3,419

	$10,066	$11,232

*	As adjusted for the adoption of new accounting standards. See Note 7.

See accompanying notes.

ORACLE AMERICA, INC. (FORMERLY KNOWN AS SUN MICROSYSTEMS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	Three Months Ended
	September 27, 2009	September 28, 2008*
Cash flows from operating activities:
Net loss	$(120)	$(1,681)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	104	114
Amortization of acquisition-related intangible assets	52	80
Accretion of convertible notes discount	7	7
Stock-based compensation expense	41	49
Loss on investments and other, net	1	14
Impairment of goodwill and intangible assets	6	1,445
Changes in operating assets and liabilities:
Accounts receivable, net	516	565
Inventories	7	16
Prepaid and other assets, net	4	99
Accounts payable	(201)	(280)
Other liabilities	(379)	(280)

Net cash provided by operating activities	38	148

Cash flows from investing activities:
Decrease (increase) in restricted cash	3	(8)
Purchases of marketable debt securities	(111)	(262)
Proceeds from sales of marketable debt securities	95	95
Proceeds from maturities of marketable debt securities	414	75
Proceeds from sales of equity investments, net	—	7
Purchases of property, plant and equipment, net	(22)	(165)

Net cash provided by (used) in investing activities	379	(258)

Cash flows from financing activities:
Purchase of common stock under stock repurchase plans	—	(130)
Proceeds from the exercise of options and ESPP purchases, net	1	3
Principal payments on borrowings and other obligations	(554)	(5)

Net cash used in financing activities	(553)	(132)

Effect of changes in exchange rates on cash and cash equivalents	17	—

Net decrease in cash and cash equivalents	(119)	(242)
Cash and cash equivalents, beginning of period	1,876	2,272

Cash and cash equivalents, end of period	$1,757	$2,030

*	As adjusted for the adoption of new accounting standards. See Note 7.

See accompanying notes.

ORACLE AMERICA, INC. (FORMERLY KNOWN AS SUN MICROSYSTEMS, INC.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. DESCRIPTION OF BUSINESS

We provide network computing infrastructure solutions that drive global network participation through shared innovation, community development and open source leadership. Guided by a singular vision, “The Network is the Computer™”, we provide a diversity of software, systems, storage, services and microelectronics that power everything from consumer electronics, to developer tools and the world’s most powerful data centers. Our core brands include the Java™ technology platform, the Solaris™ Operating System, the MySQL™ database management system, Sun StorageTek™ storage solutions and the UltraSPARC® processor. Our network computing platforms are used by nearly every sector of society and industry, and provide the infrastructure behind some of the world’s best known search, social networking, entertainment, financial services, telecommunications, manufacturing, healthcare, retail, news, energy and engineering companies. By investing in research and development, we create products and services that address the complex information technology issues facing customers today, including increasing demands for network access, bandwidth and storage. We share these innovations in order to grow communities, in turn increasing participation on the network and building new market opportunities while maintaining partnerships with some of the most innovative technology companies in the world.

On April 19, 2009, we entered into a definitive agreement under which Oracle Corporation (Oracle) will acquire all of our common stock, through a merger, for $9.50 per share in cash and we will become a wholly owned subsidiary of Oracle. On July 16, 2009, our stockholders adopted the merger agreement at a special meeting of the stockholders. On August 20, 2009, the United States Department of Justice notified us that it had approved the proposed acquisition by Oracle. The completion of the transaction is subject to receiving certain foreign regulatory approvals, including approval of the European Commission, and various other closing conditions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year

Our first three quarters in fiscal year 2010 end on September 27, 2009, December 27, 2009 and March 28, 2010. In fiscal year 2009, the quarters ended on September 28, 2008, December 28, 2008 and March 29, 2009. The fourth quarter in all fiscal years ends on June 30.

Basis of Presentation

The accompanying condensed consolidated financial statements (Interim Financial Statements) include our accounts and the accounts of our subsidiaries. Intercompany accounts and transactions have been eliminated.

Our Interim Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP) for interim financial information and the rules and regulations of the Securities and Exchange Commission (SEC) for interim financial statements and accounting policies, consistent, in all material respects, with those applied in preparing our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the SEC on August 28, 2009 (2009 Form 10-K). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts in the condensed consolidated financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Actual results could differ materially from those estimates. Our interim financial statements are unaudited but reflect all adjustments, including normal recurring adjustments management considers necessary for a fair presentation of our financial position, operating results and cash flows for the interim periods presented. The results for the interim periods are not necessarily indicative of the results for the entire year. The condensed consolidated balance sheet as of June 30, 2009, has been derived from the audited consolidated balance sheet as of that date. The information included in this report should be read in conjunction with our 2009 Form 10-K.

Recently Adopted Pronouncements

Convertible Debt Instruments That May Be Settled In Cash Upon Conversion: In the first quarter of 2010, we adopted new standards related to accounting for convertible debt instruments that may be settled in cash upon conversion which required retrospective application. To adopt these standards, we estimated the fair value, as of the date of issuance, of our applicable convertible debt instruments as if the instruments were issued without the conversion options. We recorded the difference between the face amount of the applicable debt instruments and the estimated fair value as a component of equity and a corresponding debt discount. The debt discount, which is a reduction to the carrying value of the debt, will be amortized as additional non-cash interest expense over the term of the original note. See Note 7, “Borrowing Arrangements.”

Collaborative Arrangements: In the first quarter of 2010, we adopted new standards which require collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) other collaborators based on other applicable GAAP or, in the absence of other applicable GAAP, based on analogy to authoritative accounting literature or a reasonable, rational and consistently applied accounting policy election. In addition, a participant in a collaborative arrangement should provide the following disclosures separately for each collaborative arrangement: (a) the nature and purpose of the arrangement, (b) its rights and obligations under the collaborative arrangement, (c) the accounting policy for the arrangement in accordance with “Disclosure of Accounting Policies,” and (d) the income statement classification and amounts arising from the collaborative arrangement between participants for each period an income statement is presented. The adoption of the new standards did not have a significant impact on our condensed consolidated financial statements.

Business Combinations: In the first quarter of 2010, we adopted revised standards for business combinations. These revised standards generally require an entity to recognize the assets acquired, liabilities assumed, contingencies, and contingent consideration at their fair value on the acquisition date. In circumstances where the acquisition-date fair value for a contingency cannot be determined during the measurement period and it is concluded that it is probable that an asset or liability exists as of the acquisition date and the amount can be reasonably estimated, a contingency is recognized as of the acquisition date based on the estimated amount. It further requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, and changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. These new standards are applicable to business combinations on a prospective basis beginning in the first quarter of 2010. The adoption of the new standards did not have a significant impact on our condensed consolidated financial statements.

Fair Value: In the first quarter of 2010, we adopted new standards that specified the way in which fair value measurements should be made for non-financial assets and non-financial liabilities that are not measured and recorded at fair value on a recurring basis, and specified additional disclosures related to these fair value measurements. The adoption of these new standards did not have a significant impact on our condensed consolidated financial statements.

Intangibles: In the first quarter of 2010, we adopted new standards to assist in the assessment of the useful life of intangible assets subject to renewal or extension provisions. These standards require an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset. These standards must be applied prospectively to all intangible assets acquired. The adoption of the new standards did not have a significant impact on our condensed consolidated financial statements.

Instruments Indexed to a Company’s Own Stock: In the first quarter of 2010, we adopted new standards that address the determination of whether an instrument or embedded features are indexed to a company’s own stock. The adoption of the new standards did not have a significant impact on our condensed consolidated financial statements.

Defined Benefit Plan Disclosures: In the first quarter of 2010, we adopted new standards detailing employers’ disclosures about plan assets of defined benefit pension or other post retirement plans. The required disclosures include a description of our investment policies and strategies, the fair value of each major category of plan assets, the inputs and valuation techniques used to measure the fair value of plan assets, the effect of fair value measurements using significant unobservable inputs on changes in plan assets, and the significant concentrations of risk within plan assets. The adoption of the new standards did not impact our condensed consolidated financial statements.

Earnings per Share: In the first quarter of 2010, we adopted new standards which concluded that unvested awards of share-based payments with non forfeitable rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered to be participating securities and the two-class method should be used for purposes of calculating earnings per share (EPS). Under the two-class method, a portion of net income is allocated to these participating securities and therefore is excluded from the calculation of EPS allocated to common stock. This update requires retrospective application for periods prior to the effective date and as a result, all prior period earnings per share data presented herein have been adjusted to conform to these provisions. Because we had a net loss for the three month periods ended September 27, 2009 and September 28, 2008, the effect of the adoption did not impact our current and previously reported basic or diluted EPS.

New Pronouncements

Revenue Arrangements with Multiple Deliverables: In October of 2009, new standards were issued to update the accounting and reporting requirements for revenue arrangements with multiple deliverables. These standards established a selling price hierarchy, which allows the use of an estimated selling price to determine the selling price of a deliverable in cases where neither vendor-specific objective evidence nor third-party evidence is available. These standards are to be applied prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and we are required to adopt these standards in our first quarter of 2011. Early adoption is permitted, and if this update is adopted early in other than the first quarter of an entity’s fiscal year, then it must be applied retrospectively to the beginning of that fiscal year. We are currently assessing the impact of the adoption on our condensed consolidated financial statements.

Certain Revenue Arrangements that Include Software Elements: In October of 2009, new standards were issued that amend which revenue allocation and measurement standards should be used for arrangements that contain both tangible products and software. More specifically, if the software sold with or embedded within the tangible product is essential to the functionality of the tangible product, then this software as well as undelivered software elements that relate to this software are excluded from the scope of existing software revenue guidance. These standards are to be applied prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and we are required to adopt these standards in our first quarter of 2011. Early adoption is permitted, and if this update is adopted early in other than the first quarter of an entity’s fiscal year, then it must be applied retrospectively to the beginning of that fiscal year. We are currently assessing the impact of the adoption on our condensed consolidated financial statements.

3. FAIR VALUE

We perform fair value measurements in accordance with the guidance provided by fair value standards. The fair value standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, we consider the principal or most advantageous market in which we would transact and consider assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

The fair value standards establish a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value standards establish three levels of inputs that may be used to measure fair value:

• Level 1:	quoted prices in active markets for identical assets or liabilities;

• Level 2:	inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

• Level 3:	unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Fair Value Measurements

Information about certain of our financial assets and liabilities for the quarter ended September 27, 2009 (in millions):

	Fair Value
	Total	Level 1	Level 2	Level 3
Financial assets carried at fair value:
Cash and cash equivalents	$1,757	$1,450	$307	$—
Trading securities	58	58	—	—
Asset and mortgage backed securities	161	—	161	—
Corporate notes and bonds	170	—	170	—
Government agency	428	—	428	—
U.S. Government notes and bonds	2	2	—	—
Certificates of deposit	27	—	27	—
Commercial paper	7	—	7	—
Available for sale equity securities	10	10	—	—
Foreign exchange contracts	18	—	18	—

Total	$2,638	$1,520	$1,118	$—

Other-Than-Temporary Impairments (OTTI)

A security is considered impaired when its fair value is less than its amortized cost basis. OTTI is triggered when (1) an entity has the intent to sell the impaired security, (2) it is more likely than not that the entity will be required to sell the impaired security before recovery of its amortized cost basis, or (3) the entity does not expect to recover the entire amortized cost basis of the impaired security.

The credit component of OTTI losses is recognized in earnings, while the non-credit component is recognized in other accumulated comprehensive income, net of related taxes. When adopting the standards, an entity is required to record a cumulative-effect adjustment as of the beginning of the period of adoption to reclassify the non-credit component of a previously recognized OTTI from retained earnings (accumulated deficit) to accumulated other comprehensive income if the entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security before recovery of its amortized cost basis. As a result of our adoption of the standards in the fourth quarter of 2009, we reclassified $3 million of the non-credit component of previously recognized OTTI from “Accumulated deficit” to “Accumulated other comprehensive income” (OCI).

Cash equivalents and accounts receivable are carried at cost as this approximates fair value due to their short term nature. For short-term and long-term marketable debt securities, estimates of fair value are based on market prices. At September 27, 2009, the fair values of our short-term and long-term marketable debt securities were as follows (in millions):

	September 27, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Fair Value of Securities with Unrealized Losses
Corporate notes and bonds	$171	$—	$(1)	$170	$77
Asset and mortgage-backed securities	180	1	(20)	161	99
U.S. Government notes and bonds	2	—	—	2	—
U.S. Government notes and bonds (<90 days)	79	—	—	79	15
Certificates of deposit	27	—	—	27	—
Commercial paper	7	—	—	7	—
Commercial paper (<90 days)	100	—	—	100	—
Government agency	427	1	—	428	—
Government agency (<90 days)	143	—	—	143	—
Money market securities	939	—	—	939	—

Total marketable securities	$2,075	$2	$(21)	$2,056	$191

Less cash equivalents				(1,261)

Total marketable debt securities				795
Less short-term portion				(624)

Total long-term marketable debt securities				$171

We only invest in debt securities with a rating of BBB- or above from a nationally recognized credit rating agency at the time of original purchase. At September 27, 2009, we had investments in debt instruments of five issuers equal to or exceeding 2% of the fair market value of our marketable debt securities, which includes some of our investments in cash equivalents, of $2,056 million. At September 27, 2009, investment concentration by issuer was as follows (dollars in millions):

Issuer	Fair Value ($)	Fair Value (%)
Federal Home Loan Mortgage Corporation (Freddie Mac)	$249	12.11%
Federal Home Loan Bank	210	10.21%
Federal National Mortgage Association (Fannie Mae)	120	5.84%
United States Treasury	80	3.89%
Others(1)	1,397	67.95%

	$2,056	100.00%

(1)

Investments in all other issuers were, individually, less than $41 million or 2% of the fair market value of our marketable debt securities, which includes some of our investments in cash equivalents, of $2,056 million.

Net realized losses before taxes on marketable debt securities totaled $6 million, and were recorded in Interest and other expense, net. The amortized cost of securities sold during the year was determined based on the specific identification method.

The following table summarizes the fair value and gross unrealized losses related to available-for-sale securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of September 27, 2009 (in millions):

	Less Than 12 Months			12 Months or Greater			Total
	Amortized Cost	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Losses	Fair Value
Corporate Notes and Bonds	$18	$—	$18	$60	$(1)	$59	$78	$(1)	$77
Asset and Mortgage Backed Securities	5	(1)	4	115	(20)	95	120	(21)	99

Total Marketable Securities with Unrealized Losses	$23	$(1)	$22	$175	$(21)	$154	$198	$(22)	$176

Corporate Notes and Bonds

Our unrealized losses on investments in corporate notes and bonds were caused by interest rate fluctuations and adverse market conditions and not by the credit deterioration of the individual issuers. Because the decline in market value is not attributed to changes in credit quality, we intend to hold those investments until recovery of fair value, which may be at maturity, and it is not more likely than not that the investments will be required to be sold before recovery, we do not consider those investments to be other-than-temporarily impaired at September 27, 2009.

Asset and Mortgage Backed Securities

Our unrealized losses on investments in asset and mortgage backed securities were caused by interest rate fluctuations and adverse market conditions and not by the credit loss. Because the decline in market value is not attributed to changes in credit quality, we intend to hold those investments until recovery of fair value, which may be at maturity, and it is not more likely than not that the investments will be required to be sold before recovery, we do not consider those investments to be other-than-temporarily impaired at September 27, 2009.

At September 27, 2009, the amortized cost and estimated fair values of short-term and long-term marketable debt securities (excluding cash equivalents) by contractual maturity were as follows (in millions):

	Amortized Cost	Fair Value
Less than one year	$624	$624
Mature in 1-2 years	51	47
Mature in 3-5 years	47	48
Mature after 5 years	92	76

Total	$814	$795

Asset and mortgage-backed securities were classified based on their contractual maturity.

Derivative Instruments and Hedging Activities

Disclosures about derivative instruments and hedging activities requires us to recognize all of our derivative instruments as either assets or liabilities in our condensed consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we must designate the hedging instrument based upon the exposure being hedged as a cash flow hedge. All derivatives are recognized in our condensed consolidated balance sheet at fair value and are reported in Prepaid expenses and other current assets, net, and Accrued liabilities and other. Classification of all of our derivatives is current because the maturity of the instruments is less than 12 months.

We are exposed to certain risks relating to our ongoing business operations. The primary risk managed by using derivative instruments is foreign currency exchange rate risk. Option and forward contracts on various foreign currencies are entered into to manage the foreign currency exchange rate risk on forecasted revenue and inventory purchases denominated in foreign currencies. Other forward foreign exchange contracts are entered into to hedge against changes in the functional currency value of monetary assets and liabilities denominated in a non functional currency. We also use natural hedges by purchasing components and incurring expenses in local currencies.

Gross fair value of derivatives:

	September 27, 2009
(in Millions)	Foreign Exchange Contracts	Equity Contracts	Total Derivatives
Assets
Derivatives not designated as hedging instruments
Other current assets	$36	$—	$36
Non-current investments	—	1	1

Total	36	1	37
Derivatives designated as hedging instruments
Other current assets	4	—	4

Total	4	—	4

Total assets	40	1	41

Liabilities
Derivatives not designated as hedging instruments
Other current liabilities	(19)	—	(19)

Total	(19)		(19)
Derivatives designated as hedging instruments
Other current liabilities	(3)	—	(3)

Total	(3)	—	(3)

Total liabilities	(22)	—	(22)

Total derivatives	$18	$1	$19

Cash Flow Hedges

We have significant international sales and purchase transactions denominated in foreign currencies. As a result, we purchase currency option and forward contracts as cash flow hedges to reduce certain foreign currency exposures that can be identified and quantified. These contracts expire within 12 months. We are generally exposed to significant changes in exchange rates for the Euro, Japanese Yen and British Pound.

Our hedging contracts are primarily intended to protect against changes in the value of the U.S. dollar. Accordingly, for forecasted transactions, U.S. dollar functional currency subsidiaries hedge foreign currency revenues and non-U.S. dollar functional currency subsidiaries selling in foreign currencies hedge U.S. dollar inventory purchases. Changes in the fair value of our derivatives designated as a cash flow hedge are recorded, net of applicable taxes, in OCI, a component of stockholders’ equity. When net income is affected by the variability of the underlying cash flow, the applicable offsetting amount of the gain or loss from the derivative that is deferred in stockholders’ equity is released to revenue or cost of sales, and reported in the condensed consolidated statement of operations based on the nature of the underlying cash flow hedged. The net gains or losses relating to ineffectiveness of our cash flow hedges were not material for the three months ended September 27, 2009.

Balance Sheet Hedging Strategy

Our balance sheet hedges are designed to hedge the gains and losses generated by remeasurement of nonfunctional currency denominated monetary assets and liabilities. The program is designed so that hedging transactions are entered into to reduce or eliminate the risk that foreign currency exchange rate fluctuations will adversely impact the functional currency value of nonfunctional currency denominated monetary assets and liabilities. To manage these foreign currency risk exposures, we enter into forward contracts to offset the recognized remeasurement gains and losses. These contracts are entered into at the beginning of a designated fiscal month and mature at the end of that month or a later month. In some cases, these transactions may be entered into in the middle of the month to adjust existing hedges for changes in existing or anticipated nonfunctional currency denominated monetary assets and liabilities. These are generally hedges of less than 3 months in duration.

The gain recognized in SG&A expenses on non-designated foreign exchange contracts was $25 million for the three months ended September 27, 2009.

Credit Risk

We manage our counterparty credit risk by monitoring the financial health of the banks with whom we have option and forward contracts on foreign currency by analyzing the banks' credit rating and the Credit Default Swap (CDS) spread, or the price, denominated in basis points, to obtain a contract to protect against default of an underlying financial instrument. A company with a higher CDS spread is considered more likely to default by the market.

Derivative Activity

We had the following net outstanding foreign currency contracts (in millions of USD):

Foreign Currency Contract	As of September 27, 2009
Euro	$232
Great British pound	$212
Swiss franc	$90
Australian dollar	$39

4. BALANCE SHEET DETAILS

Inventories

Inventories consisted of the following (in millions):

	September 27, 2009	June 30, 2009
Raw materials	$95	$102
Work in process	52	52
Finished goods	412	412

	$559	$566

Warranty Reserve

We accrue for our product warranty costs at the time of shipment. These product warranty costs are estimated based upon our historical experience and specific identification of product requirements and may fluctuate based on product mix.

The following table sets forth an analysis of warranty reserve activity (in millions):

Balance at June 30, 2009	$143
Charged to costs and expenses	31
Utilized	(49)

Balance at September 27, 2009	$125

5. GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLE ASSETS, NET

Information regarding our goodwill by operating segment is as follows (in millions):

	Systems Group	Services Group	Total
Balance as of June 30, 2009	$391	$1,352	$1,743
Adjustments	—	2	2

Balance as of September 27, 2009	$391	$1,354	$1,745

Information regarding our other acquisition-related intangible assets is as follows (in millions):

	Gross Carrying Amount			Accumulated Amortization				Net
	June 30, 2009	Impairment	September 27, 2009	June 30, 2009	Additions	Impairment	September 27, 2009	September 27, 2009
Developed technology	$1,021	$(12)	$1,009	$(899)	$(27)	$6	$(920)	$89
Customer base	732	—	732	(656)	(23)	—	(679)	53
Trademark	97	—	97	(28)	(2)	—	(30)	67
Acquired workforce and other	98	—	98	(96)	—	—	(96)	2

	$1,948	$(12)	$1,936	$(1,679)	$(52)	$6	$(1,725)	$211

Amortization expense of other acquisition-related intangible assets was $52 million and $80 million for the three months ended September 27, 2009 and September 28, 2008, respectively. Our acquisition-related intangible assets are amortized over periods generally ranging between one and five years on a straight-line basis. Certain trademarks and technology assets which are fundamental to our use of the acquired technology are amortized over longer periods, depending on the expected use and benefits of such assets.

Estimated amortization expense for other acquisition-related intangible assets on our September 27, 2009 balance sheet for the fiscal years ending June 30, is as follows (in millions):

Remainder of 2010	$47
2011	49
2012	45
2013	27
2014	14
Thereafter	29

$211

We apply a fair value based impairment test to the net book value of goodwill and indefinite-lived intangible assets on an annual basis and, if certain events or circumstances indicate that an impairment loss may have been incurred, on an interim basis. The analysis of potential impairment of goodwill requires a two-step process. The first step is the estimation of fair value. If step one indicates that impairment potentially exists, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value.

During the three months ended September 28, 2008, based on a combination of factors, including the then current economic environment, our operating results, and a sustained decline in our market capitalization, we concluded that there were sufficient indicators to require us to perform an interim goodwill impairment analysis as of September 28, 2008. As a result, during the first quarter of fiscal 2009, we recorded an impairment charge of $1,445 million which represented our best estimate of the resulting goodwill impairment. For the purposes of this analysis, our estimates of fair value were based on a combination of the income approach, which estimates the fair value of our reporting units based on the future discounted cash flows, and the market approach, which estimates the fair value of our reporting units based on comparable market prices. In connection with completing our goodwill impairment analysis, we reviewed our long-lived tangible and intangible assets within the impaired reporting unit under the guidance for accounting for the impairment or disposal of long-lived assets. We determined that the forecasted undiscounted cashflows related to these assets or asset groups were in excess of their carrying values, and therefore these assets were not impaired.

There were no goodwill impairment indicators for the three months ended September 27, 2009.

Acquisition related intangible asset impairments were not material for the three months ended September 27, 2009. There were no other acquisition related intangible asset impairment indicators for the three months ended September 27, 2009.

6. RESTRUCTURING CHARGES

In accordance with the accounting standards for costs associated with exit or disposal activities, we recognized a total of $45 million and $63 million in restructuring charges in our statement of operations for the three months ended September 27, 2009 and September 28, 2008, respectively. The determination of when we accrue for severance costs and which standard applies depends on whether the termination benefits are provided under a one-time benefit arrangement or under an on-going benefit arrangement.

We estimated the cost of exiting and terminating our facility leases or acquired leases by referring to the contractual terms of the agreements and by evaluating the current real estate market conditions. In addition, we have estimated sublease income by evaluating the current real estate market conditions or, where applicable, by referring to amounts being negotiated. Our ability to generate this amount of sublease income, as well as our ability to terminate lease obligations at the amounts we have estimated, is highly dependent upon the commercial real estate market conditions in certain geographies at the time we perform our evaluations or negotiate the lease termination and sublease arrangements with third parties. The amounts we have accrued represent our best estimate of the obligations we expect to incur and could be subject to adjustment as market conditions change.

Restructuring Plan IX

In November 2008, we initiated a restructuring plan to further align our resources with our strategic business objectives through reducing our workforce by approximately 5,000 employees. Under this plan, we estimate in total that we will incur between $400 million to $500 million in severance and benefit costs. Through the first quarter of fiscal year 2010, we notified approximately 4,350 employees and recognized total related severance and benefit costs of $346 million. The remainder of the estimated costs under this restructuring plan are expected to be incurred through the end of fiscal 2010.

Restructuring Plan VIII

In May 2008, we initiated a restructuring plan to further align our resources with our strategic business objectives. Through the end of fiscal year 2009, we notified approximately 1,950 employees and recognized total related severance and benefit costs of $167 million. All employees to be terminated under this plan have been notified and all facilities relating to the amounts accrued under this restructuring plan have been exited.

Restructuring Plans Prior to Phase VIII

Prior to the initiation of Restructuring Plans VIII and IX, we implemented certain workforce reduction and facilities exit actions. All employees to be terminated under these plans have been notified and all facilities relating to the amounts accrued under these restructuring plans have been exited.

The following table sets forth an analysis of our restructuring accrual activity for the three months ended September 27, 2009 (in millions):

	Restructuring Plans
	IX	VIII		Prior to VIII	Total
	Severance and Benefits	Severance and Benefits	Facilities Related and Other	Facilities Related and Other
Balance as of June 30, 2009	$93	$6	$15	$177	$291
Severance and benefits	47	—	—	—	47
Provision adjustments	(4)	—	1	1	(2)

Total restructuring charges	43	—	1	1	45
Cash paid	(80)	(5)	(2)	(12)	(99)
Translation adjustments	1	—	—	—	1

Balance as of September 27, 2009	$57	$1	$14	$166	$238

The restructuring charges are based on estimates that are subject to change. Changes to the previous estimates have been reflected as “Provision adjustments” on the above table in the period the changes in estimates were determined. As of September 27, 2009, our estimated sublease income to be generated from sublease contracts not yet negotiated was approximately $17 million.

The remaining cash expenditures relating to workforce reductions are expected to be paid over the next several quarters. Our accrual as of September 27, 2009, for facility-related leases (net of anticipated sublease proceeds), will be paid over their respective lease terms through fiscal 2024. As of September 27, 2009, of the total $238 million accrual for workforce reductions and facility-related leases, $110 million was classified as current accrued liabilities and other and the remaining $128 million was classified as other non-current obligations.

We anticipate recording additional charges related to our workforce and facilities reductions over the next several quarters, the timing of which will depend upon the timing of notification of the employees leaving as determined by local employment laws and as we exit facilities. In addition, we anticipate incurring additional charges associated with productivity improvement initiatives and expense reduction measures. The total amount and timing of these charges will depend upon the nature, timing and extent of these future actions.

In October 2009, we announced Restructuring Plan X for fiscal year 2010. See Note 12 for further details.

7. BORROWING ARRANGEMENTS

As of September 27, 2009 and June 30, 2009, the balance of long-term debt is as follows (in millions):

	Maturities	September 27, 2009	June 30, 2009
7.65% Senior Notes	2009	$—	$550
0.625% and 0.75% Convertible Notes	2012, 2014	593	586
Interest rate swap agreements		—	4
Other		(4)	(5)

Total borrowing arrangements		$589	$1,135

Less: current maturities		—	(554)

Total carrying value long-term borrowing arrangements		$589	$581

Total fair value of long-term borrowings arrangements (1)		$676	$670

Total fair value of current maturities (1)		$—	$552

(1)	See Note 3, “Fair Value.”

In August 1999, we issued $1.5 billion of unsecured senior debt securities in four tranches (the Senior Notes). Interest on the Senior Notes was payable semi-annually. The Senior Notes were subject to compliance with certain covenants that did not contain financial ratios. We were in compliance with these covenants. In addition, we also entered into various interest-rate swap agreements to modify the interest characteristics of the Senior Notes so that the interest associated with the Senior Notes effectively became variable. For our publicly traded Senior Notes, estimates of fair value were based on market prices available to us for debt with similar terms and remaining maturities.

On August 17, 2009, we repaid the last tranche of our Senior Notes of $550 million plus accrued interest. In addition, the related interest rate swap was settled.

In January 2007, we issued $350 million principal amount of 0.625% Convertible Senior Notes due February 1, 2012 and $350 million principal amount of 0.75% Convertible Senior Notes due February 1, 2014 (the Convertible Notes), to KKR PEI Solar Holdings, I, Ltd., KKR PEI Solar Holdings, II, Ltd. and Citibank, N.A. in a private placement. Each $1,000 of principal of the Convertible Notes is convertible into 34.6619 shares of our common stock (or a total of approximately 24 million shares), which is the equivalent of $28.84 per share, subject to adjustment upon the occurrence of specified events set forth under terms of the Convertible Notes. Concurrent with the issuance of the Convertible Notes, we entered into note hedge-transactions with a financial institution whereby we have the option to purchase up to 24 million shares of our common stock at a price of $28.84 per share and we sold warrants to the same financial institution whereby they have the option to purchase up to 24 million shares of our common stock. The separate note hedge and warrant transactions were structured to reduce the potential future share dilution associated with the conversion of the Convertible Notes.

On August 5, 2009, we gave notice to the holders of our Convertible Notes of an anticipated fundamental change and the holders’ ability to convert, in accordance with the indentures governing the Convertible Notes. The notice was given in contemplation of the closing of the proposed acquisition by Oracle through the merger of a wholly-owned subsidiary of Oracle with and into us. Until such time as the date of the fundamental change is known, we will continue to classify the Convertible Notes as long term.

On July 1, 2009, we adopted new accounting standards that changed the accounting for convertible debt instruments with cash settlement features. Under the previous standards, our Convertible Notes were recognized entirely as a liability at historical value. In accordance with the new standards, we retrospectively recognize both a liability and an equity component of the Convertible Notes. The liability component is recognized as the fair value of a similar instrument that does not have a conversion feature at issuance and is reflective of our nonconvertible debt borrowing rate. The equity component, which is the value of the conversion feature at issuance, is recognized as the difference between the proceeds from the issuance of the Convertible Notes and the fair value of the liability component, after adjusting for the deferred tax impact. The amount of the liability and equity component was approximately $179 million as of the date of issuance. See Note 9, “Income Taxes.”

The cumulative effect of the retrospective change in accounting principle of $50 million was applied to the opening balance of accumulated deficit at July 1, 2009. The effect of the adoption in our statement of operations for the three months ended September 27, 2009, was an increase of $7 million to interest expense.

The following table reflects the results of the adoption of this standard in our condensed consolidated statement of operations for the three months ended September 28, 2008 (in millions, except for per share amounts):

	As Reported	As Adjusted
Interest and other expense, net	$(11)	$(18)
Provision for income taxes	$24	$21
Net loss	$(1,677)	$(1,681)
Net loss per share:
Basic	$(2.24)	$(2.24)

Diluted	$(2.24)	$(2.24)

Uncommitted lines of credit

At September 27, 2009 and June 30, 2009, we and our subsidiaries had uncommitted lines of credit available for uses including overnight overdrafts, letters of credit and bank guarantees, aggregating approximately $235 million and $232 million, respectively. No amounts were drawn under these lines of credit as of September 27, 2009 and June 30, 2009. Interest rates and other terms of borrowing under these lines of credit vary from country to country depending on local market conditions at the time of borrowing. There is no guarantee that the banks would approve our request for funds under these uncommitted lines of credit.

8. STOCKHOLDERS’ EQUITY

Stock-based Compensation

We have a stock-based compensation program that provides our Board of Directors broad discretion in creating employee equity incentives. This program includes incentive and non-statutory stock options and restricted stock-based awards, including restricted stock units, performance-based restricted stock units and restricted stock awards. These awards are granted under our 2007 Omnibus Incentive Plan, which was approved by our stockholders on November 8, 2007. Stock options and restricted stock unit awards are generally time-based, vesting 25% on each annual anniversary of the grant date over four years. Stock options generally expire eight years from the date of grant. Additionally, we have an Employee Stock Purchase Plan (ESPP) that allows employees to purchase shares of common stock at 95% of the fair market value at the date of purchase. Shares issued as a result of stock option exercises, restricted stock-based awards and our ESPP are generally first issued out of treasury stock. As of September 27, 2009, we had approximately 161 million shares of common stock reserved for future issuance under these plans.

The following table sets forth the total stock-based compensation expense resulting from stock options, restricted based stock awards, ESPP and stock options assumed as a result of our acquisitions included in our condensed consolidated statements of operations (in millions):

	Three Months Ended
	September 27, 2009	September 28, 2008
Cost of sales - products	$2	$3
Cost of sales - services	6	11
Research and development	12	16
Selling, general and administrative	21	19

Stock-based compensation expense	$41	$49

Net cash proceeds from the exercise of stock options were $2 million and $1 million for the three months ended September 27, 2009 and September 28, 2008, respectively.

The fair value of our non-qualified stock options (NQSOs) and our incentive stock options (ISOs) were estimated using the Black-Scholes model with the following weighted-average assumptions:

Options	Three Months Ended September 28, 2008
Expected life (in years)	5.37
Interest rate	3.41%
Volatility	44.24%
Dividend yield	—
Weighted-average fair value at grant date	$4.60

There were no NQSOs or ISOs granted for the three months ended September 27, 2009.

Our computation of expected volatility for the quarter ended September 28, 2008, was based on a combination of historical and market-based implied volatility. Our computation of expected life is based on historical settlement patterns. The interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock option activity for the three months ended September 27, 2009, is as follows (in millions, except per share amounts):

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at June 30, 2009	68	$22.08	3.27	$16
Grants	—	—
Exercises	—	$5.36
Forfeitures or expirations	(7)	$27.66

Outstanding at September 27, 2009	61	$21.49	3.26	$13

Exercisable at September 27, 2009	51	$22.22	2.74	$9

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (i.e., the difference between our closing stock price on the last trading day of our first quarter of fiscal 2010 and the exercise price, times the number of shares) that would have been received by the option holders had all option holders exercised their options on September 27, 2009. This amount changes based on the fair market value of our stock. The total intrinsic value of options exercised was $1 million and $2 million for the three months ended September 27, 2009 and September 28, 2008, respectively. The total fair value of options that vested during the three months ended September 27, 2009 and September 28, 2008 was $22 million and $28 million, respectively.

As of September 27, 2009, $66 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of one year.

The following table summarizes our restricted stock award activity for the three months ended September 27, 2009 (in millions, except per share amounts):

	Number of Shares	Weighted-Average Grant Date Fair Value (per share)
Restricted stock awards at June 30, 2009	27	$13.08
Granted	—	9.17
Vested	(2)	12.33
Forfeited	(2)	10.95

Restricted stock awards at September 27, 2009	23	$13.34

As of September 27, 2009, $218 million of total unrecognized compensation costs related to restricted stock based awards is expected to be recognized over a weighted-average period of two years.

Computation of Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed using the weighted-average number of common shares outstanding (adjusted for treasury stock and common stock subject to repurchase activity) during the period. Diluted net income per common share is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares are anti-dilutive when their conversion would increase earnings per share. Dilutive common equivalent shares consist primarily of stock options and restricted stock awards (restricted stock and restricted stock units that are settled in stock).

Shares used in the diluted net income per share calculations exclude anti-dilutive common equivalent shares, consisting of stock options, restricted stock awards, written call options and shares associated with convertible notes.

As a result of our net losses for the three month periods ended September 27, 2009 and September 28, 2008, all potentially dilutive shares were anti-dilutive and therefore excluded from the computation of diluted net loss per share. While these common equivalent shares are currently anti-dilutive, they could be dilutive in the future.

The following table sets forth the computation of diluted loss per share (in millions, except earnings per common share):

	Three Months Ended
	September 27, 2009	September 28, 2008*
Net loss	$(120)	$(1,681)
Weighted average common shares outstanding - basic	753	749
Dilutive potential common shares	—	—
Weighted average common shares outstanding - diluted	753	749

Basic earnings per common share	$(0.16)	$(2.24)

Diluted earnings per common share	$(0.16)	$(2.24)

*	As adjusted for the adoption of new accounting standards. See Note 7.

Common Stock Repurchase Programs

In May 2007, our Board of Directors authorized management to repurchase up to $3 billion of our outstanding common stock. Under this authorization, the timing and actual number of shares subject to repurchase were at the discretion of management and were contingent on a number of factors, such as levels of cash generation from operations, cash requirements for acquisitions, repayment of debt and our share price. As of September 28, 2008, all funds authorized under the May 2007 authorization have been utilized.

In July 2008, our Board of Directors authorized management to repurchase up to $1 billion of our outstanding common stock. Under this authorization, the timing and actual number of shares subject to repurchase are at the discretion of management and are contingent on a number of factors, such as levels of cash generation from operations, cash requirements for acquisitions, repayment of debt and our share price.

During our first fiscal quarter ended September 28, 2008, we repurchased approximately 15 million shares, or $130 million of our common stock, under these authorizations. There were no shares repurchased during the remaining quarters of fiscal 2009.

There were no shares repurchased in the first quarter of fiscal 2010 under the July 2008 repurchase authorization and as of September 27, 2009, approximately $906 million remained available under this July 2008 repurchase authorization.

When common stock is repurchased, shares are recorded as treasury stock and accounted for under the cost method. When treasury shares are reissued, any excess of the acquisition costs of the shares, determined on a first-in-first-out basis, over the proceeds from reissuance is charged to additional paid-in-capital to the extent of previous credits on similar transactions, with any remaining amounts charged to retained earnings.

Comprehensive Loss

The components of comprehensive loss were as follows (in millions):

	Three Months Ended
	September 27, 2009	September 28, 2008*
Net loss	$(120)	$(1,681)
Change in net unrealized holding gains (losses) on investments	11	(19)
Change in unrealized holding gains (losses) on derivatives and pension-related benefits (expenses)	(3)	26
Translation adjustments	42	(71)

	$(70)	$(1,745)

*	As adjusted for the adoption of new accounting standards. See Note 7.

The components of accumulated other comprehensive income were as follows (in millions):

	September 27, 2009	June 30, 2009
Accumulated net unrealized holding losses on investments	$(15)	$(26)
Accumulated net unrealized holding losses on derivatives	(10)	(7)
Accumulated net unrealized pension-related benefits	21	21
Cumulative translation adjustments	401	359

	$397	$347

9. INCOME TAXES

During the first quarter of fiscal 2010, as a result of the expiration of the statute of limitations with respect to certain acquisition-related tax reserves, the total amount of gross unrecognized tax benefits was reduced by $16 million and recorded as a benefit to our tax provision.

The total amount of gross unrecognized tax benefits was $207 million as of September 27, 2009. Of this amount, $86 million would benefit our tax provisions if realized and the remaining amount would increase our valuation allowance.

The adoption of the new accounting standards related to accounting for convertible debt instruments had the effect of decreasing our deferred tax assets by approximately $44 million and decreasing our additional paid in capital by approximately $15 million offset by a corresponding decrease in the valuation allowance for deferred tax assets and an increase to additional paid in capital due to the accounting for the conversion option.

Our policy is to recognize interest and penalty expense associated with uncertain tax positions as a component of income tax expense in the consolidated statements of operations. During the first quarter of fiscal 2010, as a result of the expiration of the statute of limitations, we reduced our accrued interest and recorded a benefit to our tax provision of $1 million. The amount of interest and penalties accrued at September 27, 2009 was approximately $15 million.

We conduct business globally and, as a result, file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Canada, France, Germany, Japan, the Netherlands, United Kingdom and the United States. With few exceptions, we are no longer subject to U.S. federal, state, local, and non-U.S. income tax examinations for fiscal years before 2001.

We are currently under examination by the IRS for tax returns filed for fiscal years 2006 and 2007. Although the ultimate outcome is unknown, we have reserved for potential adjustments that may result from the examination and we believe that the final outcome will not have a material effect on our results of operations.

10. OPERATING SEGMENTS

We design, manufacture, market and service network computing infrastructure solutions that consist of Server Products (hardware and software), Storage Products (hardware and software), Support Services (Support Services and Managed Services) and Professional and Educational Services. Our organization is primarily structured in a functional manner. During the periods presented, our Chief Executive Officer was identified as our Chief Operating Decision Maker (CODM) as defined by accounting standards for disclosures about segments of an enterprise and related information.

Our CODM manages our company based primarily on broad functional categories of sales, services, manufacturing, product development and engineering and marketing and strategy. Starting in fiscal 2008, our CODM reviews consolidated financial information on revenues and gross margins for systems and services and also reviews operating expenses. Our CODM does not use asset allocations for purposes of making decisions about allocating resources to the segment or assessing the segment’s performance. Our Systems Group segment comprises our end-to-end networking architecture of computing products including our Server Products and Storage Products lines. Our Services Group segment comprises a full range of services to existing and new customers, including Support Services (Support Services and Managed Services) and Professional and Educational Services.

We have a Worldwide Operations (WWOPS) organization and a Global Sales and Services (GSS) organization that are responsible for the manufacturing and sale, respectively, of all of our products. The CODM holds GSS accountable for overall products and services revenue and margins at a consolidated level. GSS and WWOPS manage the majority of our accounts receivable and inventory, respectively.

Operating expenses are not allocated to the reportable segments. With the exception of goodwill, we do not identify or allocate assets by operating segment, nor does the CODM evaluate operating segments using discrete asset information. We do not report inter-segment revenue because the operating segments do not report it. We do not allocate interest and other income, interest expense, or taxes to operating segments.

Segment Information

The following table presents revenues and operating loss for our segments (in millions):

	Systems Group	Services Group	Total
September 27, 2009
Revenues	$1,187	$1,056	$2,243

Gross margin	$492	$481	$973
Goodwill and intangible assets impairment	(6)	—	(6)
Other Operating expenses			(1,067)

Operating loss			$(100)

September 28, 2008
Revenues	$1,764	$1,226	$2,990

Gross margin	$621	$580	$1,201
Goodwill and intangible assets impairment	(1,445)	—	(1,445)
Other Operating expenses			(1,406)

Operating loss			$(1,650)

11. LEGAL PROCEEDINGS AND CONTINGENCIES

In September 2004, private plaintiffs known as “relators” filed an action against us on behalf of the government of the United States in the United States District Court for the District of Arkansas alleging that certain rebates, discounts and other payments or benefits provided by us to our resellers and technology integrators constitute “kickbacks” in violation of the federal Anti-Kickback Act, because such benefits allegedly should have been disclosed to and/or passed on to the government. That action was filed under seal, and the complaint was not unsealed until April 2007. Later in fiscal 2005, the General Services Administration (GSA) began auditing our records under the agreements it had with us at that time. The GSA’s auditors alleged that we failed to provide agreed-upon discounts in accordance with the contracts’ “price reduction clauses” and further alleged that certain pricing disclosures made by us to the GSA were substantially incomplete, false or misleading, resulting in defective pricing. In April 2007, the United States Department of Justice filed a complaint intervening in the lawsuit in Arkansas described above. The government’s complaint includes claims related to both the “kickback” claims in the relators’ original complaint and other claims related to the GSA audit described above, including claims under the federal False Claims Act, breach of contract, and other related claims. The government’s complaint does not identify the amount of damages it claims or intends to claim. The parties continue to discuss the nature of the government’s current and potential claims on our GSA and other government sales. If this matter proceeds to trial, possible sanctions include an award of damages, including treble damages, fines, penalties and other sanctions, up to and including suspension or debarment from sales to the federal government. Although we are interested in pursuing an amicable resolution, we intend to present a vigorous factual and legal defense throughout the course of these proceedings.

Three putative shareholder class actions were filed by individual shareholders on April 20, 2009, April 30, 2009 and April 30, 2009, respectively, in Santa Clara County Superior Court naming us and certain of our officers and directors, as well as Oracle Corporation, as defendants. The complaints, which were similar, sought to enjoin the proposed acquisition by Oracle Corporation and alleged claims for breach of fiduciary duty against the individual defendants and for aiding and abetting a breach of fiduciary duty against the corporate defendants. The complaints generally alleged that the consideration offered in the proposed transaction is unfair and inadequate. On June 16, 2009, the three shareholder actions were consolidated into a single action. On July 2, 2009, plaintiffs in the consolidated action filed a motion for a preliminary injunction to enjoin the shareholders’ meeting scheduled for July 16, 2009. On July 14, 2009, the Court denied plaintiffs’ motion for a preliminary injunction. On August 7, 2009, defendants filed a demurrer to the consolidated complaint, and on August 24, 2009, plaintiffs filed a motion to award attorneys fees incurred in the case. We opposed this motion, and on October 8, 2009, the court denied the plaintiffs’ motion for fees and dismissed the case against all defendants.

As required by SFAS 5, we accrue for contingencies when we believe that a loss is probable and that we can reasonably estimate the amount of any such loss. We have made an assessment of the probability of incurring any such losses and such amounts are reflected in our condensed consolidated balance sheets. Litigation is inherently unpredictable and it is difficult to predict the outcome of particular matters with reasonable certainty and, therefore, the actual amount of any loss may prove to be larger or smaller than the amounts reflected in our condensed consolidated financial statements.

12. SUBSEQUENT EVENT

Effective October 20, 2009, our Board of Directors approved a plan to better align our resources with our strategic business objectives, including reducing our workforce across the North America, EMEA, APAC and Emerging Markets regions over the next 12 months (Restructuring Plan X). We expect to incur total charges ranging from $75 million to $125 million over the next several quarters in connection with Restructuring Plan X, the majority of which relates to cash severance costs and is expected to be incurred in the second and third quarters of the fiscal year ending June 30, 2010. During the period from September 28, 2009 to November 6, 2009, we did not have any other material recognizable subsequent events.